Exhibit 99.1

The Joint Corp. Reports Third Quarter and Nine Month Results Ended September 30, 2014 and Announces Appointment of Francis T. Joyce as Chief Financial Officer

SCOTTSDALE, Ariz., December 22, 2014 – The Joint Corp. (NASDAQ: JYNT), a national healthcare franchisor of chiropractic clinics, today reported financial results for the third quarter and nine months ended September 30, 2014.

Third Quarter and Nine Month Results Highlights

•	Third quarter revenues increased 23.3% to $1.82 million
•	Nine month revenues increased 17.6% to $5.06 million
•	The number of clinics in operation increased to 230 at September 30, 2014, an increase of 76 clinics from September 30, 2013

“The first nine months of 2014 were a period of strong revenue growth as we continued to open up clinics nationally and as existing franchise clinics continued to mature,” remarked John Richards, CEO of The Joint Corp. “We expect to add an additional 70 to 90 clinics in 2015, with an increasing blend of corporate owned clinics and the continued, but more focused, expansion of franchise clinics as the hallmark of our future strategy.”

Mr. Richards continued, “Our strategy is to become the leader in the national market for core chiropractic adjustment services through the development of conveniently located, private pay/cash-only, clinics that provide affordable care by an exceptional team of licensed chiropractors. We expect that our recent initial public offering will provide the resources to accelerate our national expansion.”

“Also, we are pleased to announce the appointment of Francis T. Joyce as chief financial officer and treasurer,” Mr. Richards continued. “Frank comes to us with a wealth of emerging and established public company experience as a CFO, including IMAX Corporation (NYSE: IMAX), theglobe.com and Mistras Group, Inc. (NYSE: MG). Frank is a CPA and holds an M.B.A. from Fordham University. His appointment is effective immediately.”

Third Quarter Financial Results

Revenues increased 23.3% in the third quarter of 2014 to $1.82 million from $1.47 million in the third quarter last year as the number of clinics increased by 76, or 49%, to 230 at September 30, 2014, from 154 at September 30, 2013. Revenue growth was partially offset by a reduction in initial franchise fees as the result of eight fewer clinics being opened during the third quarter of 2014 compared to the third quarter of 2013.

5

Total cost of revenues in the third quarter of 2014 increased 20.4% due predominantly to a greater number of franchises opened in regional developer territories compared to the same period last year. Total cost of revenues as a percentage of sales was 32.2% in the third quarter of 2014 compared to 33.0% in the third quarter last year.

Selling and marketing expenses increased to $324,177 in the third quarter of 2014 compared $141,212 in the third quarter of 2013 due to sales and marketing related travel expenses and IPO related travel. This increase was partially offset by a decrease in direct selling expenses attributable to a more focused selling and marketing strategy launched in 2014.

Depreciation and amortization expenses increased for the third quarter of 2014 as compared to the same period last year, due to the addition of fixed assets associated with relocation and expansion of our corporate office, related tenant improvement expenses, software enhancements and website development expenses.

General and administrative expenses increased to $1.16 million in the third quarter of 2014 compared to $631,932 in the third quarter of 2013, due to an increase in the number of employees to support our growth initiatives, and, to a lesser extent, an increase in professional, staffing and recruitment fees.

Net loss in the third quarter of 2004 was $(202,373), or $(0.04) per share, compared to net income of $42,547, or $0.01 per diluted share in third quarter 2013.

Nine Month Financial Results

Revenues increased 17.6% for the first nine months of 2014 to $5.06 million from $4.31 million in the same period last year, due to the greater number of clinics opened at September 30, 2014, compared to September 30, 2013. Revenue growth was partially offset by a reduction in initial franchise fees as the result of 17 fewer clinics being opened during the first nine months of 2014 compared to the same period last year.

Total cost of revenues in the first nine months of 2014 increased 11.9% due predominantly to a greater number of franchises opened in regional developer territories compared to the same period last year. Total cost of revenues as a percentage of sales was 33.0% in the first nine months of 2014 compared to 34.7% in the same period last year.

Selling and marketing expenses increased to $723,995 in the first nine months of 2014, compared to $603,490 in the same period of 2013, due to sales and marketing related travel expenses and IPO related travel. This increase was partially offset by a decrease in direct selling expenses which is attributable to a more focused selling and marketing strategy launched in 2014.

6

Depreciation and amortization expenses increased for the first nine months of 2014 as compared to the same period last year, due to addition of fixed assets associated with relocation and expansion of our corporate office, related tenant improvement expenses, software enhancements and website development expenses.

General and administrative expenses increased to $3.22 million in the first nine months of 2014, compared to $1.86 million in the same period of 2013, due to an increase in the number of employees to support our growth initiatives, and, to a lesser extent, an increase in professional fees and staffing and recruitment related fees.

Net loss for the first nine months of 2004 was $(464,019), or $(0.10) per share, compared to net income of $155,899, or $0.02 per diluted share in same period of 2013.

As of September 30, 2014, cash and cash equivalents were $2.59 million, compared to $3.58 million at September 30, 2013. During November 2014 we completed an initial public offering, issuing 3,450,000 common shares at $6.50 per share for net proceeds of approximately $20.00 million.

Conference Call

The Joint Corp. management will host a conference call at 11:00 a.m. EST (9:00 a.m. MST) on Monday, December 22, 2014 to discuss results for the third quarter and first nine months of 2014. The conference call will be accessible by dialing 844-464-3931 (U.S.) or 765-507-2604 (international), and referencing 47705292. A live webcast of the conference call will also be available on the investor relations section of the company’s website at www.thejoint.com.

An audio replay will be available two hours after the conclusion of the call through January 5, 2015. The replay can be accessed by dialing (855) 859-2056 or (404) 537-3406. The passcode for the replay is 47705292.

Forward-Looking Statements

This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, our failure to develop or acquire corporate clinics as rapidly as we intend, our failure to profitably operate corporate clinics, and the factors described in “Risk Factors” in The Joint Corps.’ Registration Statement on Form S-1. Words such as "anticipates", "believes", "continues", "estimates", "expects", "goal", "objectives", "intends", "may", "opportunity", "plans", "potential", "near-term", "long-term", "projections", "assumptions", "projects", "guidance", "forecasts", "outlook", "target", "trends", "should", "could", "would", "will" and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

7

About The Joint Corp.

The Joint…the chiropractic place® is reinventing chiropractic care by making quality alternative healthcare affordable for patients seeking pain relief and ongoing wellness. Our affordable plans and packages eliminate the need for insurance, and our no-appointment policy, convenient hours and locations make care more accessible. The Joint performs more than one million spinal adjustments a year across 240+ clinics nationwide. For more information, visit www.thejoint.com, follow us on Twitter @thejointchiro and find us on Facebook, YouTube and LinkedIn.

THE JOINT CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEET DATA

	September 30,	December 31,
	2014	2013
	(unaudited)	(audited)

Cash and cash equivalents	$2,591,661	$3,575,536
Property and equipment	794,383	400,267
Deferred franchise costs	3,044,750	3,222,750
Other assets	3,344,773	2,569,882
Total assets	9,775,567	9,768,435
Deferred revenue	9,459,000	10,008,334
Other liabilities	1,983,911	980,962
Total liabilities	11,442,911	10,989,296
Stockholders' deficit	(1,642,833)	(1,220,861)

8

THE JOINT CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Total revenues	$1,816,595	$1,472,776	$5,061,266	$4,305,588
Cost of revenues	(585,819)	(486,755)	(1,670,556)	(1,493,484)
Selling and marketing expenses	(324,177)	(141,212)	(723,955)	(603,490)
Depreciation and amortization	(52,823)	(19,142)	(141,707)	(50,656)
General and administrative expenses	(1,164,601)	(631,932)	(3,215,242)	(1,859,538)
Income (loss) from operations	(310,825)	193,735	(690,194)	298,420
Other expense	(54,599)	(5,000)	(58,399)	(27,000)
Income (loss) before income tax (provision) benefit	(365,424)	188,735	(748,593)	271,420
Income tax (provision) benefit	163,051	(146,188)	284,574	(115,521)
Net income (loss)	(202,373)	42,547	(464,019)	155,899

Basic earnings (loss) per share	$(0.04)	$0.01	$(0.10)	$0.03
Diluted earnings (loss) per share	$(0.04)	$0.01	$(0.10)	$0.02

Weighted average common shares outstanding - basic	4,828,122	5,340,000	4,819,861	5,340,000
Weighted average common shares outstanding - diluted	4,828,122	6,675,000	4,819,861	6,675,000

THE JOINT CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
	2014	2013
	(unaudited)	(unaudited)

Net (loss) income	$(464,019)	$155,899
Adjustments to reconcile net (loss) income to net cash	275,585	237,289
Changes in operating assets and liabilities	74,052	127,802
Net cash (used in) provided by operating activities	(114,382)	520,990
Net cash used in investing activities	(516,522)	(135,150)
Net cash used in financing activities	(511,921)	–
Net (decrease) increase in cash	$(1,142,825)	$385,840

Investor Contact:

Peter Vozzo

peter.vozzo@westwicke.com

443-213-0505

Media Contact:

Marcia Rhodes

mrhodes@acmarketingpr.com

480-664-8412, ext. 15

9